UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2018

Avon Products, Inc.
 (Exact name of registrant as specified in charter)

New York (State or other jurisdiction of incorporation)
1-4881
(Commission
 File Number)

Building 6, Chiswick Park
London W4 5HR
United Kingdom
(Address of principal executive offices) (Zip Code)

+44-1604-232425
(Registrant’s telephone number, including area code)
13-0544597 (IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2018, Avon Products, Inc. (the “Company”) announced that Jan Zijderveld joined the Company as its Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”).  Mr. Zijderveld was also elected to serve as a member of the Board, effective February 5, 2018.  In accordance with the letter agreement between the Company and Sherilyn McCoy, dated as of August 2, 2017, which was previously filed with the Securities and Exchange Commission, Ms. McCoy will step down as Chief Executive Officer and member of the Board effective as of February 4, 2018, but remain employed as an advisor to the Board and to Mr. Zijderveld during a transition period through March 31, 2018.

Mr. Zijderveld , age 53, previously served 30 years with Unilever N.V./PLC, where he rose to a member of the Executive Committee and President of Unilever’s $14 billion European business in 2011. Prior to that, he served as Executive Vice President in South East Asia and Australasia and Non-Executive Chairman of Unilever’s listed Indonesian business from 2008-2011. Prior to that, he served as CEO of Unilever, Middle East and North Africa (MENA) from 2007-2008 and Chairman of Arabia and Iran within Unilever MENA from 2004-2007, after serving in a number of leadership positions across Europe, Australia and New Zealand in General Management, marketing, sales and distribution.

Mr. Zijderveld entered into an offer letter and contract of employment with Avon Cosmetics Limited, a wholly-owned subsidiary of the Company organized in England and Wales (“Avon Cosmetics”), dated as of February 3, 2018 (the “Agreement”), which provides for the following key compensation and benefits:

•	an annual base salary of no less than £850,000;
•
an annual incentive opportunity with a target award equal to 200% of base salary, subject to achievement of certain performance goals (provided that his 2018 annual incentive will be no less than £850,000);

•	participation in the Company’s long-term incentive program for similarly situated executives with an annual target award value of at least 300% of base salary; and
•	participation in Avon Cosmetics’ medical, insurance and pension schemes and other benefit programs.

For 2018, Mr. Zijderveld’s long-term incentive program awards will have an aggregate target award value of 300% of base salary (£2,550,000).  40% of such value will be delivered through premium-priced options to acquire shares of the Company’s common stock at a per share exercise price equal to 125% of the per share closing sales price on the date of grant, which will vest in equal annual installments over three years.  60% of such value will be delivered through performance-based restricted stock units, which will vest based on service and performance conditions over a three-year period.

Mr. Zijderveld will also receive sign-on equity awards consisting of 600,000 service-vesting restricted stock units, which will cliff-vest on the third anniversary of the grant date, and 600,000 performance-based restricted stock units, which will vest based on service and performance conditions over a three-year period.

The foregoing 2018 long-term incentive program awards and sign-on equity awards were approved unanimously by the Company’s Compensation and Management Development Committee and the Board as employment inducement grants pursuant to NYSE Listed Company Manual Rule 303A.08.

In addition, upon a qualifying termination of Mr. Zijderveld’s employment (which includes an involuntary termination without cause or a resignation by him for “good reason” (generally defined as (i) a material diminution in his base salary, (ii) a material diminution in his authority, duties or responsibilities, (iii) a material change in the geographic location at which he must perform the services or (iv) any other circumstances that Mr. Zijderveld and the Board mutually agree constitute good reason), he is entitled to receive (1) a severance benefit equal to 24 months’ base salary, (2) a prorated annual bonus for the year of termination and (3) any unpaid annual bonus for completed fiscal years, subject to Mr. Zijderveld’s entry into a settlement agreement, which will include a general release of claims as well as noncompetition, nonsolicitation and other covenants.

Mr. Zijderveld is covered by the Company’s Amended and Restated Change in Control Policy so that if, within two years after a change in control, his employment is terminated either involuntarily without cause or if he resigns for good reason (as defined above), Mr. Zijderveld would be entitled to receive a severance benefit equal to two times the sum of his then current annual base salary and target annual bonus, and two years of continued benefits.  In addition, other compensation plans of the Company in which he will participate, including the long-term incentive program described above, contain change-in-control provisions as described in the Company’s 2017 proxy statement.

Mr. Zijderveld will be subject to the Company’s stock ownership guidelines, which provides for him to have an ownership target in Company stock equal to six times base salary. He will be expected to hold 75% of net shares acquired upon vesting of equity awards until this target has been satisfied. Mr. Zijderveld will also be subject to the Company’s Amended and Restated Compensation Recoupment Policy.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

ITEM 8.01	Other Events.

On February 5, 2018, the Company issued a press release relating to the announcement described in Item 5.02.  The release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01	Financial Statements and Exhibits.

99.1	Press Release, dated February 5, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.

By:	/s/ Ginny Edwards
Name: Ginny Edwards
Title: Vice President and Corporate Secretary

Date: February 5, 2018